Duff & Phelps Acquires Ceteris

Duff & Phelps Strengthens and Expands Global Transfer Pricing Capabilities by Acquiring CETERIS®

NEW YORK, October 18, 2012 - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has acquired CETERIS®, a global economic consulting firm providing transfer pricing expertise along with strategic economic analysis and tax valuation services. The transaction elevates the transfer pricing capabilities provided by Duff & Phelps' Financial Advisory segment, which provides valuation advisory services, tax services and dispute consulting.

CETERIS® adds more than 50 professionals working out of 10 offices in the United States, along with an alliance network of advisory partners throughout the world, to Duff & Phelps' existing team in North America, Europe and Asia.

“Combining Duff & Phelps' established expertise in complex valuation with CETERIS'®  impressive credentials leads to an unparalleled caliber of technical expertise, especially in light of increased scrutiny of transfer pricing from tax authorities around the world," said Noah Gottdiener, chief executive officer at Duff & Phelps. “In addition to complementary skill sets, we share a fundamental commitment to independence and client service. Further, sharing our relationships with clients, strategic partners and referral sources will generate meaningful new business opportunities for team members across our businesses.”

Established in 2003 by Mike Heimert, CETERIS® is one of the largest independent transfer pricing and tax valuation firms in North America. CETERIS® experts provide clients with transfer pricing, tax valuation, intellectual property and strategic economic analysis, as well as objective advice and viewpoints that are free from conflict and independence concerns. CETERIS® professionals also provide support services in relation to CAP audits and audit defense, as well as expert witness services for complex disputes.

“We are thrilled to join the Duff & Phelps team, combining expertise that will allow us to serve as the authority on transfer pricing, valuation and complex disputes that involve related issues,” said Mike Heimert, chief executive officer at CETERIS®. “Duff & Phelps' global platform provides our professionals and our clients with an even greater geographical reach, a wide spectrum of services and deeper industry expertise.”

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC; Pagemill Partners; and GCP Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. For more information, visit www.duffandphelps.com. (NYSE: DUF)

About CETERIS®
Recognized by Inc. Magazine as one of the fastest growing private companies in America for the past five years, CETERIS® is a global economic consulting firm providing transfer pricing expertise along with strategic economic analysis and tax valuation services to the largest multinational companies, top-ranked law firms, and government agencies around the world. The firm's extensive global group of advisors spans the Americas, Europe and Asia. To learn more about CETERIS® and its services, please visit www.ceterisgroup.com.

Investor Relations
Marty Dauer
+ 1 212 871 7700
investor.relations@duffandphelps.com

Media Relations
Alex Wolfe
+1 212 871 9087
alex.wolfe@duffandphelps.com